State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Business court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

Pgs.

Process: 0203711-65.2016.8.19.0001

Electronic Process

Class/Subject: Judicial Recovery - Judicial Recovery

Petitioner: OI S.A.

Petitioner: TELEMAR NORTE LESTE S.A.

Petitioner: OI MÓVEL S.A.

Petitioner: COPART 4 PARTICIPAÇÕES S.A.

Petitioner: COPART 5 PARTICIPAÇÕES S.A.

Petitioner: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Petitioner: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested party: PROCURADORIA FEDERAL JUNTO ANATEL

Interested party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial Administrator: ESCRITÓRIO DE ADVOCACIA ARNOLDO WALD

Interested party: CHINA DEVELOPMENT BANK COORPORATION

Interested party: GLOBNET CABOS SUBMARINOS S.A.

Interested party: PRICEWATERHOUSE COOPERS ASSESSORIA EMPRESARIAL

Legal Representative: JOSE MAURO FERNANDES BRAGA JÚNIOR

Interested party: GOLDENTREE DISTRESSED FUND 2014 LP E OUTROS

Interested party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉCNICA LTDA

Interested party: MAZZINI ADMINISTRAÇÃO LTDA

Interested party: TIM CELULAR S.A E OUTRO

____________________________________________________________

On this date, I send the case records to the honorable Judge
Fernando Cesar Ferreira Viana

August 23, 2017

Dispatch

I would like to emphasize here only the appreciation of the manifestation of pgs. 216.635/216.642 of the judicial administrator, given the urgency of its context.

CONCERNING THE DESIGNATION OF THE GENERAL MEETING OF CREDITORS. (pgs. 216,643 / 216,647 ).

As determined in pgs. 209.814/209.816, the judicial administrator presented eloquent considerations regarding the organization necessary to carry out the General Meeting of Creditors, in light of the considerable number of creditors who may participate in it.

The court´s assistant indicates, correctly,  that in order for the meeting to be well organized and developed , it is necessary for creditors who intend on participating personally,  or through representatives, to make their intentions known in advance so as to enable an efficient organizational infrastructure that serves the purpose of the meeting.

This will ensure sufficient time for the preparation of a location for the General Meeting of Creditors suitable for the number of attendees, in addition to allowing the examination of documentation that may be submitted, including the possibility of corrections prior to the General Meeting of Creditors, in the event the documentation is not in conformity in a timely manner.

Thus, in order to enable not only the organization of the act, but also so that the Judicial Administrator can verify and assess all the documentation sent for the purpose of voting by proxy, I RECOMMEND to the creditors who are interested in participating in the General Meeting of Creditors, personally or by proxy, to proceed as suggested by the Judicial Administrator, under items (i) and (ii) of pgs. 216.645/216.646, without prejudice to the provisions of art. 37, 3rd and 4th item of Law 11,101/2005.

To this end, I HAVE APPROVED the suggested dates, DESIGNATING THE REALIZATION OF OI’S GENERAL MEETING OF CREDITORS for October 9, 2017 (first call) and October 23, 2017 (second call), to be held at Riocentro.

To be published publicly, without a time limit, with the aforementioned recommendations.

The debtors are required to pay the costs inherent in the publication of this Notice, within a maximum period of 24 hours from the availability of the ID.

Provide notification to the Public Prosecutor's Office

Rio de Janeiro, August 23, 2017.

Fernando Cesar Ferreira Viana - Chief Judge